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                                EXHIBIT 7.2


                           CERTIFICATE OF DESIGNATION

                                       of

               SERIES B AUTOMATICALLY CONVERTIBLE PREFERRED STOCK

                                       of

                       MEDICIS PHARMACEUTICAL CORPORATION

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

                             -----------------------

         Medicis Pharmaceutical Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law:

               RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors" or the "Board") in accordance with the provisions of its Certificate of Incorporation, as amended the Board of Directors hereby creates a series of Series B Automatically Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

      Series B Automatically Convertible Preferred Stock

                  (a) The relative rights, preferences, privileges and limitations of Series B Preferred Stock shall be identical in all respects to that of the Corporation's Class B Common Stock and shall in no way vary from the rights, preferences, privileges or limitations of the Class B Common Stock except that, each share of Series B Preferred Stock shall be automatically (and without any further action by or on behalf of the Corporation or the holder thereof) converted into one
         (1) share of Class B Common Stock immediately upon approval by the Corporation's shareholders of an amendment to the Corporation's Certificate of Incorporation increasing the number of authorized shares of Class B Common Stock by a number equal to or greater than the number of
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           outstanding and issued shares of Series B Preferred Stock.

                    (b) Shares of Series B Preferred Stock shall be convertible into Class A Common Stock on the same terms and conditions (including automatic conversion upon transfer) applicable to the conversion of Class B Common Stock into Class A Common Stock.


        IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chairman and Chief Executive Officer and attested by its Chief Financial Officer this 8th day of August, 1996.

                                              MEDICIS PHARMACEUTICAL CORPORATION


                                              By  /s/ Jonah Shacknai
                                                  ------------------------------


[Corporate Seal]



ATTEST:


/s/ Mark A. Prygocki
- - ---------------------------